Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO ENHANCES FOOTPRINT
IN CLEVELAND, ROCHESTER

CRANFORD, NJ, December 17, 2012 – Metalico, Inc. (NYSE MKT: MEA) has increased its scrap metal recycling presence in northeastern Ohio and Western New York with a new venture in the Cleveland market and an acquisition in the Greater Rochester area.

In Cleveland, the Company has set up operations in a joint venture at 3018 East 55th Street, the site of a previous scrap yard in the city’s traditional industrial sector. Managed by industry veteran Joseph Immormino, the strategically located facility, operating as “Metalico JBI Cleveland,” is expected to develop a brisk scrap peddler flow and to service new accounts while supporting Metalico’s existing yards in Akron and Youngstown.

The Company’s Metalico Rochester, Inc. subsidiary has purchased the assets of Bergen Auto Recycling, LLC, including its junk car inventory and real property located at 7652 Clinton Street Road in suburban Bergen, New York. Metalico plans to significantly expand Bergen Auto’s salvage car buying capabilities and continue its “pick-and-pull” auto parts business while taking advantage of additional access to scrap metal to feed its shredding facility in Buffalo, New York.

Terms and consideration for the two transactions were not disclosed.

“These additions to our network should have an immediate benefit for us,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer. “Our full-service scrap yard platforms are already well established in both of these geographic regions and have ample processing capacity to handle additional flow. Our expansion into these new locations is consistent with Metalico’s growth strategy of penetrating geographically contiguous markets and benefiting from intercompany and operating synergies that are available through consolidation.”

Metalico, Inc. is a holding company with operations in three principal business segments: Ferrous and Non-Ferrous Scrap Metal Recycling, PGM and Minor Metals Recycling, and Fabrication of Lead-Based Products. The Company operates 29 recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

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